Ally Financial Inc.
Dodd-Frank Act Mid-Year Stress Test
Estimates in the Severely Adverse Scenario
Overview
As required under the rules published by the Federal Reserve to address the Dodd-Frank Act Stress Test (“DFAST”) requirements, Ally Financial Inc. (“Ally”, or the “Company”) is providing a summary of mid-cycle stress test results under the Severely Adverse (“Severe”) scenario. The stress test results were submitted to the Federal Reserve on July 6, 2015 and cover a 9-quarter forecast horizon beginning in the second quarter of 2015, and continuing through the second quarter of 2017. The DFAST Severe scenario and the related forecasts of macroeconomic variables were developed internally by Ally and devised to capture all of the Company’s primary risks. The Severe scenario considers a recession that has a level of severity comparable to the most severe post-war U.S. recessions and also includes an operational risk event that directly impacts Ally’s operations.
Over the past several years, Ally has undergone a strategic transformation aimed at strengthening the company’s longer term financial profile. These actions include exiting non-core businesses, increasing focus on the U.S. automotive finance franchise and enhancing funding stability through continued growth in the direct bank franchise and improvement in net interest margin through reduction of legacy high-cost debt. Since the submission of the 2015 Comprehensive Capital Analysis and Review (“CCAR”) Capital Plan in January of this year, Ally has continued to execute on these strategic goals. Namely, Ally completed the sale of its joint venture in China and also refinanced high-cost unsecured debt and preferred equity with the issuance of new senior unsecured issuance, which drives improved organic capital generation. In accordance with the capital plan, to date Ally has executed a $1.3 billion redemption of Series G preferred stock in April 2015, $0.3 billion tender of Series A preferred stock, and additional liability management actions to date in 2015. In addition to organic capital generation, these actions create a more efficient capital structure and improve shareholder returns.
Through its strategic transformation, Ally has streamlined its operations into a business model that is adequately positioned to withstand the effects of a severely stressed macroeconomic environment. The following summary of projected impacts to profitability, loss rates and capital position appropriately reflects the severity of the scenario developed by Ally. The results suggest that Ally’s performance would deteriorate in the Severe scenario as a result of increased provision for credit losses, reduced new business volumes, net interest margin compression and market related losses. Importantly, however, under this scenario Ally would continue to meet all of its contractual obligations to creditors, counterparties, bondholders and preferred equity holders and would maintain its Common Equity Tier 1 ratio above the 4.5% benchmark minimum as required for non-Advanced Approach Bank Holding Companies under the Revised Regulatory Capital Rule (i.e., Final Basel III rules). Finally, it is important to note that this scenario is not a forecast, but rather a hypothetical scenario designed to assess the strength of Ally's risk management framework and capital base and its resilience to severely adverse economic conditions should they occur.
Stress Testing Methodologies
Ally’s process for stress testing and assessing capital adequacy leverages a sound risk management infrastructure that operates under the philosophy of continuous improvement and seeks to identify and measure all primary risks arising from exposures and business activities. When conducting comprehensive enterprise-wide stress tests all of Ally’s primary risk exposures are considered and evaluated. Ally’s primary risks include credit, lease residual, market, operational, insurance/underwriting, and liquidity.
Stress testing is an integral component of Ally’s risk, capital and liquidity management strategies. Stress tests are used to provide insight into how risk exposures and related capital requirements, as well as capital resources, might be affected by severe, yet plausible stress scenarios. Stress tests are conducted using a combination of quantitative models, external data sources, analytical tools and management judgment. Models and spreadsheets, whether they be internally developed or vendor models, are subject to a validation process by Ally’s model risk management function. Variance and sensitivity analyses as well as trend reporting and benchmarking techniques are used to challenge stress test results at various levels of the company. Throughout the stress testing process, numerous reviews are conducted by working groups, business unit management, corporate executives, councils and committees. In addition, stress test results are reviewed and approved by the Ally Board of Directors.
The following provides a brief description of the methodologies used in stress testing to translate Ally’s primary risk measures into financial impacts over the nine-quarter horizon.

Balance Sheet
Ally’s current and projected earning asset portfolio is composed mainly of U.S. auto-related assets. The auto portfolio is composed of consumer lending products (retail installment sales contracts, loans, and leases) as well as dealer financing products (primarily floorplan financing). Projections of assets are based on the expectation of the amortization of existing assets on the balance sheet and the expectation for new auto origination volumes under the given scenario. Given the relatively short tenor of most auto finance products, existing assets run off fairly quickly. Therefore, the size of Ally’s balance sheet in the nine-quarter projection is largely dependent on the assumptions for new originations. Key assumptions for new originations include industry light vehicle sales, market share of certain manufacturers, Ally’s financing penetration rates, and growth in the used and diversified segments of the market. Of all the assumptions for new auto originations, the assumption for industry light vehicles sales has the largest statistical influence on Ally’s balance sheet projections. Historical experience supports that the projections for industry light vehicles sales will decline to coincide with reduced consumer demand in a severe macroeconomic recession. A statistical modeling approach is used to project industry light vehicle sales while historical experience and management judgment factor into projections for other business assumptions. Consistent with the decline in industry light vehicle sales and the trends experienced during past recessions, the size of Ally’s balance sheet trends lower in the Severe scenario as fewer vehicles are sold and therefore less financing is needed. Similar to the asset portfolio, liability balances are developed using a mix of models, historical experience and management judgment.
Pre-Provision Net Revenue (PPNR)
PPNR is a reporting item used to measure net revenues from the asset portfolio and is composed of three main components: net interest income, non-interest income and non-interest expense. These components are further segmented and, as a result, various processes and methodologies are used to produce projections over the stress test horizon. Since PPNR is a comprehensive reporting item it incorporates stress impacts from many of Ally’s primary risks, including lease residual risk, market risk, operational risk, insurance/underwriting risk, and liquidity risk.
Net Interest Income (NII)
Net interest income for Ally is significantly influenced by the size and mix of the earning asset portfolio and the net margin on those assets. A quantitative model that utilizes inputs such as balance projections, earning asset yields, interest rates and credit spreads is used to project NII. The methodology used to develop balance projections is described above while other key assumptions are developed using a mix of quantitative models, historical experience and management judgment. Although rental income, gains/losses on disposal, and depreciation expense for operating leases are typically reported within NII for GAAP reporting purposes, these items are reported within non-interest income and non-interest expense for the purposes of DFAST and CCAR per regulatory reporting requirements.

Non-Interest Income
Ally’s non-interest income largely consists of insurance premiums, operating lease revenue and gains/losses on the disposal of operating lease assets. Similar to the NII projections, revenues from insurance premiums and operating leases are dependent on the size of the earning asset portfolio as well as the margin on those assets. Ally’s recognized gains/losses on disposal of operating leases are generally a function of the cost basis of the lease at time of termination and the sales proceeds received from remarketing the vehicle. Ally models the value of off-lease vehicles using key inputs such as U.S. Gross Domestic Product, unemployment rate, gasoline prices, and used vehicle supply.
Non-Interest Expense
Non-interest expense includes depreciation expense on operating leases, expenses associated with the insurance business, compensation and benefits expense, operational risk expense (e.g., fraud, legal, compliance, information technology), as well as various other administrative expenses. Depreciation expense on operating leases is projected using the current depreciation rates on the existing lease portfolio, while depreciation rates for new leases assumed to be originated during the stress test horizon are set based on the projection of vehicle residual values also used in projecting the gain/loss on disposal of operating leases. Expenses associated with the insurance business include sales commissions and provisions for claims losses, which naturally decline as new vehicle sales volumes, and thereby new insurance contracts, decline in the recessionary environment. Projections of compensation and benefits expense, information technology costs, and certain marketing expenses are closely aligned with the projected level of business activity and the severity of the recession. However, other non-interest expense projections generally reflect a conservative bias as no management actions are assumed in the Severe scenario that would materially reduce expenses to coincide with the declining business activity. In addition to routine business driven expenses, consideration is also given to operational or other losses that may arise in the stress environment. Given the broad scope of operational risk and limited and varied data, Ally uses multiple approaches for estimating operational losses in a given scenario. Such approaches include the use of statistical models that incorporate observed relationships between operational losses within the industry and macroeconomic variables, Ally’s own historical experience, operational risk scenario analysis, and management judgment.

Provision for Loan Losses
Credit risk associated with the consumer and commercial loan portfolios manifests itself in the provision for loan losses. The amount of the provision reflects the projected charge-offs for each portfolio under the given scenario while preserving an appropriate allowance for loan losses to ensure adequate coverage at the end of each period.
Ally’s loan loss estimation tools are developed using modeling approaches that incorporate macroeconomic variables and are deemed appropriate for stress testing purposes. Generally, the loan loss models:

•	Are statistically-driven (e.g., regression-based) models

•	Operate at the segment-level (i.e., are product-specific)

•	Incorporate portfolio characteristics as well as macroeconomic factors

•	Follow a frequency and severity framework incorporating quantitative measures of probability of default (“PD”) and loss given default (“LGD”)
Gains / Losses on Securities Portfolio
Ally’s investment portfolio is subject to market risk and counterparty credit risk. Models are used to project changes in market values due to changes in equity prices, interest rates, credit spreads, and volatility. A credit rating migration analysis is also performed to identify potential other than temporary impairments (“OTTI”) in the bond portfolio. Different segments of the portfolio are modeled separately while each security in the portfolio is incorporated into the analysis.
Capital
Ally projects required dividend and interest payments for trust preferred, preferred, and subordinated debt securities. Projections are based on contractual payments for these instruments.
The various balance sheet, revenue and loss estimates as outlined above are combined to generate full balance sheet and income statement projections over the stress horizon. These financial statements serve as the basis for the calculation of capital and risk-weighted assets (“RWAs”) that are used to derive pro forma quarterly capital ratios. Ally has calculated capital ratios on a Basel I and Basel III basis, reflective of the appropriate transition provisions. The resulting pro forma regulatory capital ratios are evaluated against management’s targets and goals (minimums), which are essential inputs into Ally’s continuously ongoing capital adequacy assessment and governance.

Ally Summary Results
These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before income taxes, or capital ratios. The capital ratios were calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule. The minimum capital ratio presented is for the period including the second quarter of 2015 through the second quarter of 2017.
In the Severe scenario, Ally’s stress results show a pre-tax loss of approximately $2.7 billion over the nine-quarter horizon. PPNR included a decline in NII that resulted primarily from a significant reduction in earning asset balances over the stress test horizon. Given the severity of the economic scenario, the expectation is that light vehicle sales would decline, thereby reducing revenue from new retail and lease originations as well as from dealer floorplan financing. Historical experience from the 2008-2009 recession and previous recessionary time periods supports Ally’s assumption that light vehicle sales naturally decline in a macroeconomic recession and, therefore, result in lower auto-related loan balances in this scenario. This decline in industry sales also negatively impacts revenue from the insurance business. The provision for loan losses and related allowances increase in the Severe scenario to keep pace with the expected rise in credit losses despite a significantly smaller balance sheet over the nine-quarter stress test horizon. Realized gains/losses on securities reflect sharp declines in the equity and bond markets.

Projected Losses, Revenue, and Net Income Before Taxes through Q2 2017 under the Severely Adverse Scenario
Ally Financial Inc.	Billions of Dollars	Percent of Average Assets (a)
Pre-provision net revenue	1.5	1.1
Other revenue	0.0
less
Provisions	3.6
Realized losses/gains on securities (AFS)	0.5
Trading and counterparty losses (b)	n/a
Other losses/gains (c)	0.0
equals
Net income before taxes (d)	(2.7)	(2.1)

(a)	Average assets is the nine-quarter average of total assets.

(b)
Per Federal Reserve instructions, only bank holding companies with greater than $500 billion in total consolidated assets, which are subject to the amended market risk rules, are required to report using this line item.

(c)	Includes $27 million of goodwill impairment losses.

(d)	Total may not foot due to rounding.

Projected credit losses total $3.0 billion with a weighted average loss rate of 3.3% for the total loan portfolio over the nine-quarter time period. It is important to note that the loss rates are not annualized but rather reflect a nine-quarter cumulative loss rate. Ally’s largest loan portfolios, retail auto loans and dealer floorplan financing, have historically experienced low loss rates compared to other asset classes in the DFAST analysis. Ally’s projected loss rates in the stress test are consistent with those experienced during the most recent economic recession, and in some cases are significantly more conservative.

Projected Loan Losses by Type of Loans for Q2 2015 through Q2 2017 under the Severely Adverse Scenario
Ally Financial Inc.	Billions of Dollars	Portfolio Loss Rates (%) (a)
Loan losses	3.0	3.3
First lien mortgages, domestic	0.1	1.7
Junior liens and HELOCs, domestic	0.1	6.1
Commercial and industrial (b)	0.7	2.3
Commercial real estate	0.1	3.8
Credit cards	—	—
Other consumer (c)	2.0	3.9
Other loans	0.0	0.9

(a)	Average loan balances used to calculate portfolio loss rates exclude loans held-for-sale and loans held-for-investment under the fair-value option, and are calculated over nine quarters.

(b)	Primarily dealer floorplan loans.

(c)	Primarily retail auto loans.
Ally’s balance sheet is mainly composed of high-quality, short duration auto assets enabling the company to withstand severe stress events and meet regulatory requirements throughout the stress test horizon. In prior recessions, Ally’s new auto loan origination volume and asset balances have declined in line with the directional trend of industry light vehicle sales. Consistent with historical experience, Ally projected a decline in industry light vehicle sales that led to reduced new loan volume and a smaller balance sheet over time in the Severe scenario. This is reflected in the reduction in risk-weighted assets from $130.1 billion as of Q1 2015 to $98.5 billion at the end of Q2 2017 under the Basel III standardized approach.

Actual Q1 2015 and Projected Q2 2017 Risk-Weighted Assets under the Severely Adverse Scenario
	Actual	Projected Q2 2017
Ally Financial Inc.	Q1 2015	Basel III Standardized Approach	General Risk-Based Capital Rules Approach
Risk-weighted assets (billions of dollars)	130.1	98.5	98.0

Capital actions completed in the first quarter of the stress test horizon (Q2 2015) are included in the projection of pro forma capital ratios in the Severe scenario, in accordance with regulatory requirements. For Ally, this means that the recently executed $1.3 billion Series G preferred stock redemption and $0.3 billion Series A preferred stock tender are included in the 9 quarter stress horizon. For the remainder of the stress test horizon the Federal Reserve prescribes a standardized set of capital actions that does not permit redemption or repurchase of any capital instrument that is eligible for inclusion in the numerator of a regulatory capital ratio and does not permit issuances of common or preferred stock, except for issuances related to employee compensation expense. Also, Ally assumes all contractual dividend and interest payments are made for trust preferred, preferred and subordinated-debt securities throughout the stress test horizon in accordance with this standardized set of capital actions. Ally does not currently pay a common stock dividend and does not assume the commencement of common stock dividends in the DFAST scenarios, consistent with regulatory guidance. The projected capital ratios below do not include any requests for capital actions.
Ally’s capital ratios in the Severe scenario exceed the 5.0% Tier 1 Common general risk-based capital threshold throughout the entire nine-quarter stress test horizon as required under the capital plan rule and Federal Reserve guidance. Furthermore, Ally’s capital ratios in the Severe scenario also exceed the 4.5% Common Equity Tier 1 threshold throughout the stress test horizon. Ally is well capitalized at the beginning of the stress test (Q1 2015), maintaining a Total Risk-based capital ratio of 14.1%, a Tier 1 Common ratio of 10.5%, and a Common Equity Tier 1 ratio of 10.9%. By Q2 2017, Ally has a Total Risk-based Capital ratio of 13.7% and a Common Equity Tier 1 ratio of 9.0%. Ally’s equity and capital levels are significantly reduced primarily due to the $2.7 billion pre-tax net loss projected in the Severe scenario. In addition, risk-weighted assets decline meaningfully due to a reduction in light vehicle sales. The following table summarizes Q1 2015 actual capital ratios in addition to ratios under the Severe scenario.

Projected Capital Ratios through Q2 2017 under the Severely Adverse Scenario
Ally Financial Inc.	Actual	Stressed capital ratios (a) (b)
	Q1 2015	Q2 2017	Minimum
Tier 1 Common Ratio (%)	10.5	9.0	8.2
Common Equity Tier 1 Capital Ratio (%)	10.9	9.0	8.1
Tier 1 Capital Ratio (%)	13.2	12.2	10.6
Total Risk-based Capital Ratio (%)	14.1	13.7	12.0
Tier 1 Leverage Ratio (%)	11.4	10.2	9.1

(a)	Actual and stressed capital ratios (other than Tier 1 Common) are based on the Revised Regulatory Capital Rule (i.e., Basel III final rule), reflective of the appropriate transition provisions.

(b)	The capital ratios are calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule.